Exhibit 99.1

                 Vermont Pure Holdings, Ltd. Announces Results for Three and Six Months Ending April 30, 2004

    WILLISTON, Vt., June 15 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced today that it filed its results for the three and six month fiscal periods ending April 30, 2004 on Form 10-Q with the Security and Exchange Commission yesterday and will hold its quarterly conference call today.

    Sales for its second quarter ended April 30, 2004 increased 11% to $13,182,000 from $11,923,000 the same period in 2003. Net of acquisitions sales increased for the base business 3% in the quarter versus the corresponding period a year ago. Sales for the six months ended April 30, 2004 increased 7% to $25,180,000 from $23,441,000 for the same period in 2003. The increase in the base business was attributed to sales of coffee products while water related products were off slightly.

    The Company sold the retail segments of its business on March 2, 2004 and reported results of those segments, as well as the gain on the transaction, as discontinued operations. As a result of the sale, the Company is solely focused as a Home & Office Distributor providing water and other refreshment products to over 85,000 accounts in New York and New England.

    Income before taxes from continuing operations was $187,000 for the second quarter fiscal year 2004 versus $386,000 in the second quarter of fiscal year 2003. The loss before taxes from continuing operations was $132,000 for the first six months of fiscal year 2004 versus income of $439,000 in the first six months of fiscal year 2003. The decrease for both periods was attributable to lower gross profit due to lower selling prices, increased sales of lower margin single cup coffee products, and higher transportation, fuel, and insurance costs for the period.

    Net income, including income from discontinued operations, for the three months ended April 30, 2004 was $283,000, or $.01 per share, compared to net income of $487,000, or $.02 per share for the corresponding period in 2003. For the six months ending April 30, 2004, net income was $27,000, or $.00 per share compared to $594,000, or $.03 per share for the corresponding period in 2003. Net income in 2004 included a gain on the sale of the retail segments of business, before taxes, of $353,000.

    Today's conference call will start at 10:00 AM (Eastern Time) and run approximately one hour. The conference can be attended by telephone by dialing 800-540-0559 in the U.S. and 785-832-0326 outside the U.S. The conference ID is VPHL. The call can be accessed live via the Internet at www.companyboardroom.com. The call also will be available for replay until midnight on June 20, 2004 by dialing 888-566-0184 in the U.S. and 402-351-0788 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, http://www.vermontpure.com on the investor relations page as well as the web address listed above.

    Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water under the Vermont Pure(R) trademark and purified with minerals added bottled water under the Crystal Rock(R) brand. It markets its bottled water brands, as well as other home and office refreshment products, to over 85,000 customers throughout New England and New York. The Company is currently executing a growth strategy to expand its home and office customer base through acquisition of smaller regional home and office bottled water and refreshment product distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.



                          VERMONT PURE HOLDINGS, LTD
                            Results of Operations

                                (Unaudited)                (Unaudited)
                             Six Months Ended:         Three Months Ended:

                          April 30,    April 30,     April 30,   April 30,
                            2004         2003          2004         2003
    (000's $)

    Sales                  $25,180      $23,441      $13,182      $11,923

    (Loss) Income from
     Continuing Operations  ($132)         $439         $187         $386

    Income from
     Discontinued Operations  $159         $155          $96         $101

    Net Income                 $27         $594         $283         $487
    Add Back:
    Interest                $1,930       $2,079         $916         $992
    Taxes                      $18         $399          $42         $327
    Depreciation            $2,667       $2,488       $1,280       $1,249
    Amortization              $163          $78          $73          $42
    *EBITDA                 $4,805       $5,638       $2,594       $3,097

    Basic Net Earnings
     per Share               $0.00        $0.03        $0.01        $0.02
    Diluted Net Earnings
     per Share               $0.00        $0.03        $0.01        $0.02

    Basic Wgt. Avg.
     Shares Out. (000's)    21,460       21,266       21,475       21,272
    Diluted Wgt Avg.
     Shares Out. (000's)    21,684       21,845       21,693       21,678

    * Earnings Before Interest, Taxes, Depreciation and Amortization



SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             06/15/2004
    /CONTACT: Tim Fallon, CEO and Peter Baker, President, +1-860-945-0661 Ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126 all of Vermont Pure Holdings, Ltd.; or Eugene Malone, Corporate Investors Network, +1-888-377-9777, Fax: +1-201-670-6460/
    /Logo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020311/VPSLOGO
                  AP Archive:  http://photoarchive.ap.org
                  PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.vermontpure.com/
    (VPS)

CO:  Vermont Pure Holdings, Ltd.
ST:  Vermont
IN:  REA
SU:  ERN CCA MAV